Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Permitting Blue SPA Incorporated to Use and Attach our Audit Report in any filings required by the SEC

We hereby consent to your disclosure of our audit report dated December 12, 2012 on the financial statements of Blue SPA Incorporated as of and for the period ended May 31, 2012 in the registration document of Blue SPA Incorporated on Form S-1/a Amendment #1.

For the purpose of the aforesaid Registration Statement, we also consent to the reference of our firm as “Experts” under the “Experts” caption, which, insofar as applicable to our firm means accounting experts.

HONG KONG	/s/ Dominic K. F. Chan & Co.
June 03, 2013	Dominic K. F. Chan & Co.
Certified Public Accountants